Exhibit 99.1

J.B. Hunt Transport Services, Inc. 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745 (NASDAQ: JBHT)	Contact: Brad Delco Senior Vice President – Finance (479) 820-2723

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS U.S. GAAP REVENUES, NET EARNINGS AND EARNINGS PER SHARE FOR BOTH THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2023

■	Fourth Quarter 2023 Revenue:	$3.30 billion; down 9%
■	Fourth Quarter 2023 Operating Income:	$203.3 million; down 28%
■	Fourth Quarter 2023 Diluted EPS:	$1.47 vs. $1.92; down 23%

■	Full Year 2023 Revenue:	$12.83 billion; down 13%
■	Full Year 2023 Operating Income:	$993 million; down 25%
■	Full Year 2023 Diluted EPS:	$6.97 vs. $9.21; down 24%

LOWELL, Ark., January 18, 2024 - J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced fourth quarter 2023 U.S. GAAP (United States Generally Accepted Accounting Principles) net income of $153.5 million, or diluted earnings per share of $1.47 versus fourth quarter 2022 net earnings of $201.3 million, or diluted earnings per share of $1.92.

Total operating revenue for the current quarter was $3.30 billion, compared with $3.65 billion for the fourth quarter 2022, a decrease of 9%. Current quarter total operating revenue, excluding fuel surcharge revenue, decreased approximately 6% versus the comparable quarter 2022. This decrease was primarily driven by a 12% and 7% decline in volume in Integrated Capacity Solutions (ICS) and Truckload (JBT) respectively, a 10% and 13% decline in revenue per load excluding fuel surcharge revenue in Intermodal (JBI) and JBT, respectively, and a 12% decline in stops in Final Mile Services® (FMS). Revenue, excluding fuel surcharge revenue, performance was positively offset by a 6% increase in volume in JBI, a 3% increase in productivity (revenue per truck per week excluding fuel surcharge revenue) in Dedicated Contract Services® (DCS®), and the revenue contribution from the acquisition of the brokerage assets of BNSF Logistics.

Operating income for the current quarter decreased 28% to $203.3 million versus $281.9 million for the fourth quarter 2022. Current and prior quarter operating income was negatively impacted by pre-tax charges of $53.4 million and $64.0 million for insurance-related items, respectively. Excluding these charges, operating income declined from the prior year period primarily due to yield pressure in JBI, ICS and JBT, higher equipment-related costs, and increased insurance and claims expense. In addition, fourth quarter 2023 included a $15.0 million net increase in loss on sale of equipment compared to the prior-year period. On a consolidated basis, operating income as a percentage of consolidated gross revenue decreased year-over-year as a result of higher equipment-related cost and professional driver and non-driver wages and benefits as a percentage of gross revenue. These items were partially offset by lower rail and truck purchased transportation costs as a percentage of gross revenue.

Net interest expense in the current quarter increased primarily from higher interest rates and a higher average outstanding debt balance compared to fourth quarter 2022. The fourth quarter effective tax rates for 2023 and 2022 were 17.9% and 25.7%, respectively. The annual effective tax rates for 2023 and 2022 were 22.1% and 24.4%, respectively. We expect our 2024 annual tax rate to be between 24.0% and 25.0%.

Segment Recast:

On January 1, 2023, the Company transferred the majority of JBT's company-owned trucking operations to DCS and transferred its less-than-truckload brokerage operations from ICS to FMS. The segment information discussed below adjusts the prior-year periods for these operational transfers between segments.

Segment Information:

Intermodal (JBI)

■	Fourth Quarter 2023 Segment Revenue:	$1.62 billion; down 7%
■	Fourth Quarter 2023 Operating Income:	$129.9 million; down 28%

Intermodal volume increased 6% over the same period in 2022. Transcontinental network loads increased 13%, while eastern network loads decreased 2% compared to the fourth quarter 2022. Year-over-year demand trends for our intermodal service improved throughout the quarter largely driven by seasonal activity, that was absent in the prior-year period, and strong performance by our rail providers during the quarter. Revenue decreased 7% for the quarter versus the prior year primarily driven by a 13% decrease in revenue per load resulting from changes in mix of freight, customer rates and fuel surcharge revenue, partially offset by the 6% increase in volume. Revenue per load excluding fuel surcharge revenue was down 10% year-over-year.

Operating income decreased 28% in the fourth quarter. Fourth quarter 2023 and 2022 included $16.0 million and $21.8 million in pre-tax charges for insurance-related items, respectively. Excluding these charges, operating income decreased primarily from lower yields, partially offset by higher volume. JBI segment operating income as a percentage of segment gross revenue declined versus the prior-year period as a result of increases in professional driver and non-driver wages and benefits and higher equipment-related and maintenance expenses as a percentage of gross revenue. During the period we onboarded approximately 800 new units of container capacity. The current period ended with 118,171 units of trailing capacity and approximately 6,400 power units in the dray fleet.

Dedicated Contract Services (DCS)

■	Fourth Quarter 2023 Segment Revenue:	$884 million; down 3%
■	Fourth Quarter 2023 Operating Income:	$86.1 million; up 8%

DCS revenue decreased 3% during the current quarter over the same period 2022, driven by a 2% decline in average trucks combined with a modest decline in productivity (revenue per truck per week). Productivity, excluding fuel surcharge revenue, increased 3% from a year ago driven by increases in contracted indexed-based price escalators but partially offset by an increase in idled equipment. On a net basis, there were 122 fewer revenue producing trucks in the fleet by the end of the quarter compared to the prior-year period, and 7 fewer versus the end of the third quarter 2023. Customer retention rates are approximately 93%, largely reflecting the downsizing of fleets and to a lesser extent account losses.

Operating income increased 8% from the prior year quarter. Fourth quarter 2023 and 2022 included $20.0 million and $18.7 million in pre-tax charges for insurance-related items, respectively. Excluding these charges, operating income increased primarily from the maturing of new business onboarded over the trailing twelve months, lower maintenance cost, and greater productivity and utilization of equipment. These items were partially offset by higher equipment-related cost, a net $8.1 million increase in loss on sale of equipment, and increased bad debt expense.

Integrated Capacity Solutions (ICS)

■	Fourth Quarter 2023 Segment Revenue:	$364 million; down 25%
■	Fourth Quarter 2023 Operating Loss:	$(24.9) million; compared to $(3.2) million in 4Q’22

ICS revenue decreased 25% in the current quarter versus the fourth quarter 2022. Overall segment volume decreased 12% versus the prior-year period. Revenue per load decreased 15% compared to the fourth quarter 2022 due to lower contractual and transactional rates and changes in customer freight mix. Contractual volume represented approximately 59% of the total load volume and 59% of the total revenue in the current quarter compared to 56% and 60%, respectively, in fourth quarter 2022.

Operating loss was $24.9 million compared to an operating loss of $3.2 million in the fourth quarter 2022. Fourth quarter 2023 and 2022 included $9.9 million and $15.1 million in pre-tax charges for insurance-related items, respectively. Excluding these charges, operating performance declined largely due to a $24.3 million decrease in gross profit, higher leased equipment-related costs, and integration and transaction costs related to the purchase of the brokerage assets of BNSF Logistics. These items were partially offset by lower personnel and technology costs. Gross profit declined 32% as a result of lower volume, revenue, and gross profit margins compared to the prior-year period. Gross profit margins decreased to 14.0% in the current period versus 15.6% in the prior period. ICS carrier base decreased 22% year-over-year, largely driven by changes to carrier qualification requirements.

Final Mile Services (FMS)

■	Fourth Quarter 2023 Segment Revenue:	$243 million; down 9%
■	Fourth Quarter 2023 Operating Income:	$12.3 million; down 5%

FMS revenue declined 9% compared to the same period 2022. The decline was primarily driven by general weakness in demand across many of the end markets served, in addition to efforts to improve the overall business portfolio. The decline in revenue was partially offset by improved revenue quality at underperforming accounts and multiple new customer contracts implemented over the past year.

Operating income decreased 5% compared to the prior-year period. Both fourth quarter 2023 and 2022 included $3.3 million in pre-tax charges for insurance-related items. Excluding these charges, operating income decreased primarily from lower revenue, increased equipment-related cost, and higher insurance and claims expense. These items were partially offset by lower personnel expense, maintenance cost, and bad debt expense.

Truckload (JBT)

■	Fourth Quarter 2023 Segment Revenue:	$195 million; down 19%
■	Fourth Quarter 2023 Operating (Loss)/Income:	$(39) thousand; compared to $12.9 million in 4Q’22

JBT revenue decreased 19% compared to the same period in the previous year. Revenue excluding fuel surcharge revenue decreased 19% primarily due to a 13% decline in revenue per load excluding fuel surcharge revenue and a 7% decline in load volume, partially offset by a 13% increase in average length of haul. Total average effective trailer count increased by approximately 500 units, or 4% versus the prior-year period. Trailer turns in the quarter were down 10% from the prior period primarily due to changes in freight mix indicative of an increase in average length of haul and weaker overall freight demand as compared to the fourth quarter 2022.

JBT operating income decreased $12.9 million to a modest operating loss compared to the fourth quarter 2022. Fourth quarter 2023 and 2022 included $4.2 million and $5.1 million in pre-tax charges for insurance-related items, respectively. Excluding these charges, operating income decreased primarily as a result of lower revenue combined with higher insurance and claims expense and loss on sale of equipment. JBT segment operating income as a percentage of segment gross revenue declined year-over-year due to higher purchased transportation expense, equipment-related expense, and insurance costs.

Cash Flow and Capitalization:

At December 31, 2023, we had total debt outstanding of $1.58 billion on various debt instruments compared to $1.26 billion at December 31, 2022, and $1.45 billion at September 30, 2023.

Our net capital expenditures for 2023 approximated $1.60 billion vs. $1.43 billion in 2022. At December 31, 2023, we had cash and cash equivalents of $53 million.

In the fourth quarter 2023, we purchased approximately 137,000 shares of our common stock for approximately $25 million. At December 31, 2023, we had approximately $392 million remaining under our share repurchase authorization. Actual shares outstanding on December 31, 2023, approximated 103.2 million.

Conference Call Information:

The company will hold a conference call today from 4:00-5:00 p.m. CST to discuss the quarterly earnings. Investors will have the opportunity to listen to the conference call live over the internet by going to investor.jbhunt.com. Please log on 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay of the earnings call webcast will be available a few hours after the completion of the call.

Forward-Looking Statements:

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2022. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.

About J.B. Hunt

J.B. Hunt Transport Services Inc. is on a mission to create the most efficient transportation network in North America. The company's industry-leading solutions and mode-neutral approach generate value for customers by eliminating waste, reducing costs and enhancing supply chain visibility. Powered by one of the largest company-owned fleets in the country with more than 163,000 pieces of trailing equipment and third-party capacity through its J.B. Hunt 360°® digital freight marketplace, J.B. Hunt can meet the unique shipping needs of any business, from first mile to final delivery, and every shipment in‐ between. Through disciplined investments in its people, technology and capacity, J.B. Hunt is delivering exceptional value and service that enable long-term growth for the company and its stakeholders.

J.B. Hunt Transport Services Inc. is a Fortune 500 company, an S&P 500 company and a component of the Dow Jones Transportation Average. Its stock trades on NASDAQ under the ticker symbol JBHT. J.B. Hunt Transport Inc. is a wholly owned subsidiary of JBHT. The company's services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, last mile, transload and more. For more information, visit www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended December 31
	2023		2022
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,837,428		$3,017,278
Fuel surcharge revenues	466,273		632,344
Total operating revenues	3,303,701	100.0%	3,649,622	100.0%

Operating expenses
Rents and purchased transportation	1,557,010	47.1%	1,742,167	47.7%
Salaries, wages and employee benefits	807,422	24.4%	879,924	24.1%
Fuel and fuel taxes	187,855	5.7%	234,229	6.4%
Depreciation and amortization	194,456	5.9%	171,606	4.7%
Operating supplies and expenses	121,141	3.7%	130,885	3.6%
Insurance and claims	118,782	3.6%	124,546	3.4%
General and administrative expenses, net of asset dispositions	83,272	2.5%	55,336	1.6%
Operating taxes and licenses	19,199	0.6%	19,076	0.5%
Communication and utilities	11,285	0.3%	9,905	0.3%
Total operating expenses	3,100,422	93.8%	3,367,674	92.3%
Operating income	203,279	6.2%	281,948	7.7%
Net interest expense	16,330	0.5%	11,189	0.3%
Earnings before income taxes	186,949	5.7%	270,759	7.4%
Income taxes	33,414	1.1%	69,456	1.9%
Net earnings	$153,535	4.6%	$201,303	5.5%
Average diluted shares outstanding	104,122		104,737
Diluted earnings per share	$1.47		$1.92

  J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Twelve Months Ended December 31
	2023		2022
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$10,978,387		$12,381,359
Fuel surcharge revenues	1,851,278		2,432,640
Total operating revenues	12,829,665	100.0%	14,813,999	100.0%

Operating expenses
Rents and purchased transportation	5,872,591	45.8%	7,392,179	49.9%
Salaries, wages and employee benefits	3,257,484	25.4%	3,373,063	22.8%
Fuel and fuel taxes	751,497	5.9%	931,710	6.3%
Depreciation and amortization	737,954	5.8%	644,520	4.4%
Operating supplies and expenses	509,354	4.0%	502,553	3.4%
Insurance and claims	315,678	2.5%	318,123	2.1%
General and administrative expenses, net of asset dispositions	274,564	2.0%	215,361	1.4%
Operating taxes and licenses	74,996	0.6%	68,230	0.5%
Communication and utilities	42,351	0.3%	36,707	0.2%
Total operating expenses	11,836,469	92.3%	13,482,446	91.0%
Operating income	993,196	7.7%	1,331,553	9.0%
Net interest expense	58,309	0.4%	50,180	0.4%
Earnings before income taxes	934,887	7.3%	1,281,373	8.6%
Income taxes	206,600	1.6%	312,022	2.1%
Net earnings	$728,287	5.7%	$969,351	6.5%
Average diluted shares outstanding	104,451		105,276
Diluted earnings per share	$6.97		$9.21

Financial Information By Segment

(in thousands)

(unaudited)

	Three Months Ended December 31
	2023		2022
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,623,372	49%	$1,748,798	48%
Dedicated	883,876	27%	913,084	25%
Integrated Capacity Solutions	363,661	11%	483,590	13%
Final Mile Services	243,164	7%	267,416	7%
Truckload	195,436	6%	242,677	7%
Subtotal	3,309,509	100%	3,655,565	100%
Intersegment eliminations	(5,808)	(0%)	(5,943)	(0%)
Consolidated revenue	$3,303,701	100%	$3,649,622	100%

Operating income

Intermodal	$129,893	64%	$179,520	64%
Dedicated	86,149	42%	79,826	28%
Integrated Capacity Solutions	(24,949)	(12%)	(3,215)	(1%)
Final Mile Services	12,295	6%	12,973	5%
Truckload	(39)	(0%)	12,874	4%
Other (1)	(70)	(0%)	(30)	(0%)
Operating income	$203,279	100%	$281,948	100%

	Twelve Months Ended December 31
	2023		2022
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$6,207,461	48%	$7,021,565	47%
Dedicated	3,542,869	28%	3,524,076	24%
Integrated Capacity Solutions	1,390,141	11%	2,323,356	16%
Final Mile Services	918,109	7%	1,042,432	7%
Truckload	789,439	6%	936,735	6%
Subtotal	12,848,019	100%	14,848,164	100%
Intersegment eliminations	(18,354)	(0%)	(34,165)	(0%)
Consolidated revenue	$12,829,665	100%	$14,813,999	100%

Operating income

Intermodal	$569,383	57%	$800,013	60%
Dedicated	404,759	41%	360,844	27%
Integrated Capacity Solutions	(44,115)	(4%)	57,553	4%
Final Mile Services	46,714	5%	36,584	3%
Truckload	16,464	1%	76,725	6%
Other (1)	(9)	(0%)	(166)	(0%)
Operating income	$993,196	100%	$1,331,553	100%

(1)	Includes corporate support activity

Operating Statistics by Segment

(unaudited)

	Three Months Ended December 31
	2023	2022

Intermodal

Loads	535,987	503,340
Average length of haul	1,703	1,663
Revenue per load	$3,029	$3,474
Average tractors during the period *	6,388	6,748
Tractors (end of period) *	6,380	6,696
Trailing equipment (end of period)	118,171	115,150
Average effective trailing equipment usage	104,781	105,314

Dedicated

Loads	1,021,783	1,123,441
Average length of haul	180	170
Revenue per truck per week**	$5,284	$5,302
Average trucks during the period***	13,214	13,533
Trucks (end of period) ***	13,252	13,374
Trailing equipment (end of period)	31,090	28,322
Average effective trailing equipment usage	33,091	30,543

Integrated Capacity Solutions

Loads	203,928	230,685
Revenue per load	$1,783	$2,096
Gross profit margin	14.0%	15.6%
Employee count (end of period)	861	958
Approximate number of third-party carriers (end of period)	122,100	156,400
Marketplace for J.B. Hunt 360 revenue (millions)	$121.5	$307.6

Final Mile Services

Stops	1,169,727	1,328,160
Average trucks during the period***	1,470	1,864

Truckload

Loads	102,755	110,509
Revenue per load	$1,902	$2,196
Average length of haul	663	585

Tractors (end of period)
Company-owned	27	147
Independent contractor	1,931	2,095
Total tractors	1,958	2,242

Trailers (end of period)	15,071	14,718
Average effective trailing equipment usage	12,897	12,420

*	Includes company-owned and independent contractor tractors
**	Using weighted workdays
***	Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment

(unaudited)

	Twelve Months Ended December 31
	2023	2022

Intermodal

Loads	2,044,980	2,068,278
Average length of haul	1,673	1,665
Revenue per load	$3,035	$3,395
Average tractors during the period *	6,488	6,601
Tractors (end of period) *	6,380	6,696
Trailing equipment (end of period)	118,171	115,150
Average effective trailing equipment usage	99,374	107,319

Dedicated

Loads	4,274,677	4,508,864
Average length of haul	175	168
Revenue per truck per week**	$5,184	$5,214
Average trucks during the period***	13,290	13,131
Trucks (end of period) ***	13,252	13,374
Trailing equipment (end of period)	31,090	28,322
Average effective trailing equipment usage	32,408	31,350

Integrated Capacity Solutions

Loads	764,839	1,027,529
Revenue per load	$1,818	$2,261
Gross profit margin	13.4%	14.6%
Employee count (end of period)	861	958
Approximate number of third-party carriers (end of period)	122,100	156,400
Marketplace for J.B. Hunt 360 revenue (millions)	$765.6	$1,521.1

Final Mile Services

Stops	4,596,715	5,636,432
Average trucks during the period***	1,540	1,814

Truckload

Loads	410,091	398,070
Revenue per load	$1,925	$2,353
Average length of haul	652	570

Tractors (end of period)
Company-owned	27	147
Independent contractor	1,931	2,095
Total tractors	1,958	2,242

Trailers (end of period)	15,071	14,718
Average effective trailing equipment usage	13,000	10,611

*	Includes company-owned and independent contractor tractors
**	Using weighted workdays
***	Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$53,344	$51,927
Accounts Receivable, net	1,334,912	1,528,075
Prepaid expenses and other	711,327	631,776
Total current assets	2,099,583	2,211,778
Property and equipment	8,769,392	7,999,480
Less accumulated depreciation	2,993,959	3,019,663
Net property and equipment	5,775,433	4,979,817
Other assets, net	677,585	594,987
	$8,552,601	$7,786,582

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$249,961	$-
Trade accounts payable	737,364	798,776
Claims accruals	547,277	452,149
Accrued payroll	94,563	188,252
Other accrued expenses	150,256	129,054
Total current liabilities	1,779,421	1,568,231

Long-term debt	1,326,107	1,261,738
Other long-term liabilities	392,766	369,314
Deferred income taxes	950,549	920,531
Stockholders' equity	4,103,758	3,666,768
	$8,552,601	$7,786,582

Supplemental Data

(unaudited)

	December 31, 2023	December 31, 2022

Actual shares outstanding at end of period (000)	103,220	103,743

Book value per actual share outstanding at end of period	$39.76	$35.34

	Twelve Months Ended December 31
	2023	2022

Net cash provided by operating activities (000)	$1,744,618	$1,776,882

Net capital expenditures (000)	$1,600,215	$1,431,895